Ropes & Gray
                            One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000
                              FAX: (617) 951-7050



                                               July 24, 1997



Brown & Sharpe Manufacturing Company
Precision Park
P.O. Box 456
North Kingstown, Rhode Island  02852

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 650,000 shares of Class A Common Stock, $1.00 par value and Class B Common Stock, $1.00 par value (the "Shares"), of Brown & Sharpe Manufacturing Company, a Delaware corporation (the "Company"). The Shares are to be sold from time to time pursuant to the Company's 1989 Equity Incentive Plan (the "Plan").

         We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and that, when issued and sold by the Company pursuant to the Plan, they will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                                     Very truly yours,


                                                     /s/ ROPES & GRAY
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                                                     Ropes & Gray